Exhibit 99.1
News Release

For Immediate Release

Novelis Reports Second Quarter of Fiscal Year 2013 Results
Company Continues to Execute on Strategic Plans

•	Net Income, Excluding Special Items, of $62 million

•	Adjusted EBITDA of $277 million

•	Solid Cash Flow before CapEx of $153 million

•	Strong Liquidity of $919 million

•	Global Expansions Progressing Well; Commissions Asia's Largest Beverage Can Recycling Operation

ATLANTA, November 6, 2012– Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $49 million for the second quarter of fiscal 2013. Excluding tax-effected special items in both periods, net income for the second quarter of 2013 was $62 million, compared to $129 million for the same period in 2012 mainly driven by lower Adjusted EBITDA and a tax benefit in the prior year that did not reoccur.
Adjusted EBITDA was $277 million for the second quarter of 2013, compared to the Company’s second highest EBITDA of $301 million reported for the same quarter in 2012, primarily a result of higher employment and project start-up costs associated with its expansions.
“As expected, we had a strong second quarter with Adjusted EBITDA up seven percent sequentially, and are operating at or near capacity in all of our regions,” said Phil Martens, Novelis President and Chief Executive Officer.  "The actions we've taken over the last few years have strengthened our operations and will help better position us as we continue to transition the business for future growth.  Although we see near-term pressure due to a slowdown in the global economy, we continue to believe in the strong long-term growth outlook for can, automotive, and specialties and expect our expansions to deliver strong EBITDA contributions once they are fully commissioned."

Shipments of aluminum rolled products totaled 719 kilotonnes for the second quarter of fiscal 2013, flat compared to shipments of 720 kilotonnes for the same period last year.
Net sales for the second quarter of fiscal 2013 were $2.4 billion, a 15 percent decrease compared to the $2.9 billion reported in the same period a year ago. This decrease was mainly the result of a 20 percent decline in average aluminum prices when compared to the previous year.

(in $M)	Q2FY13	Q1FY13
	9/30/2012	6/30/2012
Cash and cash equivalents	$227	$263
Overdrafts	(3)	(2)
Gross availability under the ABL facility	695	607
Total Liquidity	$919	$868

(in $M)	Q2FY13	Q2FY12
	9/30/2012	9/30/2011
Free Cash Flow	$(25)	$130
Capex	178	107
Free Cash Flow before Capex	$153	$237

For the second quarter of fiscal 2013, Novelis reported liquidity of $919 million. “Our liquidity was very strong. In the third quarter, our liquidity will be pressured by a few factors, mainly the semi-annual bond interest payment and our aggressive capital expenditures program,” said Steve Fisher, SVP and Chief Financial Officer of Novelis. Free cash flow was a negative $25 million for the second quarter of 2013, primarily due to capital investments of $178 million.

Strategic Expansions
The Company continues to execute its strategy. Last month, it opened Asia's largest fully integrated recycling and casting facility in South Korea. Once fully commissioned, the facility will have an annual capacity of approximately 265 kilotonnes. Together with the Company's other recycling operations worldwide, this new state-of-the-art facility makes Novelis the world's leading recycler of aluminum, reduces operating costs and furthers its sustainability commitment and goals.

Business Outlook
The Company is monitoring some market related variables due to further slowing of the global economy and increased competitive pressures in some of its regions. While too early to be certain, these factors could impact the second half of the fiscal year.

Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through September 30, 2012. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.

Second Quarter of Fiscal 2013 Earnings Conference Call
Novelis will discuss its second quarter of fiscal 2013 results via a live webcast and conference call for investors at 9:00 a.m. ET on Tuesday, November 6, 2012. Participants may access the webcast at https://cc.callinfo.com/r/12odf83eikpbe. To join by telephone, dial toll-free in North America at 800 754 1391, India toll-free at 0008001007929 or the international toll line at +1 212 231 2921. Access information may also be found at www.novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world’s largest recycler of used aluminum cans. For fiscal year 2012, the company operated in 11 countries, had more than 11,000 employees and reported revenue of $11.1 billion. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries

Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer.  Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Net Income excluding Special Items, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this new release is our expectation for the annual capacity of our Yeongju facility upon full commissioning. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales	$2,441	$2,880	$4,991	$5,993
Cost of goods sold (exclusive of depreciation and amortization)	2,077	2,549	4,279	5,257
Selling, general and administrative expenses	102	91	204	186
Depreciation and amortization	69	81	142	170
Research and development expenses	13	12	25	24
Interest expense and amortization of debt issuance costs	73	77	147	154
Loss (gain) on assets held for sale	2	—	(3)	—
Restructuring charges, net	16	11	21	30
Equity in net loss of non-consolidated affiliates	3	3	5	5
Other income, net	(1)	(67)	(28)	(92)
	2,354	2,757	4,792	5,734
Income before income taxes	87	123	199	259
Income tax provision (benefit)	37	(7)	58	52
Net income	50	130	141	207
Net income attributable to noncontrolling interests	1	10	1	25
Net income attributable to our common shareholder	$49	$120	$140	$182

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)(In millions)

	September 30, 2012	March 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$227	$317
Accounts receivable, net
— third parties (net of allowances of $4 and $5 as of September 30, 2012 and March 31, 2012, respectively)	1,304	1,331
— related parties	28	36
Inventories	1,163	1,024
Prepaid expenses and other current assets	90	61
Fair value of derivative instruments	58	99
Deferred income tax assets	139	151
Assets held for sale	4	81
Total current assets	3,013	3,100
Property, plant and equipment, net	2,848	2,689
Goodwill	611	611
Intangible assets, net	671	678
Investment in and advances to non–consolidated affiliates	656	683
Fair value of derivative instruments, net of current portion	3	2
Deferred income tax assets	88	74
Other long–term assets
— third parties	164	168
— related parties	14	16
Total assets	$8,068	$8,021
LIABILITIES AND EQUITY
Current liabilities
Current portion of long–term debt	$25	$23
Short–term borrowings	111	18
Accounts payable
— third parties	1,201	1,245
— related parties	48	51
Fair value of derivative instruments	119	95
Accrued expenses and other current liabilities	522	476
Deferred income tax liabilities	28	34
Liabilities held for sale	—	57
Total current liabilities	2,054	1,999
Long–term debt, net of current portion	4,326	4,321
Deferred income tax liabilities	534	581
Accrued postretirement benefits	665	687
Other long–term liabilities	277	310
Total liabilities	7,856	7,898
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2012 and March 31, 2012	—	—
Additional paid–in capital	1,659	1,659
Accumulated deficit	(1,239)	(1,379)
Accumulated other comprehensive loss	(242)	(191)
Total equity of our common shareholder	178	89
Noncontrolling interests	34	34
Total equity	212	123
Total liabilities and equity	$8,068	$8,021

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)(In millions)

	Six Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$141	$207
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	142	170
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(11)	(106)
Gain on assets held for sale	(3)	—
Deferred income taxes	13	32
Write–off and amortization of fair value adjustments, net	13	13
Equity in net loss of non–consolidated affiliates	5	5
Gain on foreign exchange remeasurement of debt	(7)	(1)
(Gain) loss on sale of assets	(1)	2
Non-cash impairment charges	1	14
Amortization of debt issuance costs	8	8
Other, net	1	(2)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from acquisitions and divestitures):
Accounts receivable	30	40
Inventories	(148)	45
Accounts payable	(5)	(261)
Other current assets	(31)	(11)
Other current liabilities	(8)	(90)
Other noncurrent assets	(6)	18
Other noncurrent liabilities	(17)	(27)
Net cash provided by operating activities	117	56
INVESTING ACTIVITIES
Capital expenditures	(345)	(174)
Proceeds from sales of assets, third party	5	1
Proceeds from sale of assets, related party	2	—
Proceeds from investment in and advances to non–consolidated affiliates, net	1	1
Proceeds (outflow) from related party loans receivable, net	2	(4)
Proceeds from settlement of other undesignated derivative instruments, net	31	57
Net cash used in investing activities	(304)	(119)
FINANCING ACTIVITIES
Proceeds from issuance of debt	46	6
Principal payments	(11)	(11)
Short–term borrowings, net	54	48
Dividends, noncontrolling interest	(2)	(1)
Net cash provided by financing activities	87	42
Net decrease in cash and cash equivalents	(100)	(21)
Effect of exchange rate changes on cash	10	(4)
Cash and cash equivalents — beginning of period	317	311
Cash and cash equivalents — end of period	$227	$286

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended		Six Months Ended
(in millions)	September 30,		September 30,
	2012	2011	2012	2011
Net income attributable to our common shareholder	$49	$120	$140	$182
Noncontrolling interests	(1)	(10)	(1)	(25)
Income tax (provision) benefit	(37)	7	(58)	(52)
Interest, net	(72)	(73)	(145)	(146)
Depreciation and amortization	(69)	(81)	(142)	(170)
EBITDA	228	277	486	575

Unrealized gain (loss) on derivatives	(24)	(1)	(11)	25
Realized gain on derivative instruments not included in segment income	—	—	2	2
Proportional consolidation	(9)	(12)	(20)	(25)
Loss (gain) on assets held for sale	2	—	(3)	—
Restructuring charges, net	(16)	(11)	(21)	(30)
Other income, net	2	—	(3)	(4)
Adjusted EBITDA	$277	$301	$536	$607

The following table shows the negative “Free cash flow” for the six months ended September 30, 2012 and 2011 and the ending balances of cash and cash equivalents (in millions).

	Six Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$117	$56
Net cash used in investing activities	(304)	(119)
Less: Proceeds from sales of assets	(7)	(1)
Free cash flow	$(194)	$(64)
Ending cash and cash equivalents	$227	$286

The following table shows Net Income attributable to our common shareholder excluding Special Items for the three months ended September 30, 2012 and 2011 (in millions).

	Three Months Ended September 30,
	2012	2011

Net Income	$49	$120
Special Items:
Loss on assets held for sale	2	—
Restructuring charges	16	11
Tax effect on Special Items	5	2
Net Income, excluding Special Items	$62	$129